EXHIBIT 99.1

News Release

Investor Relations: Amy Glynn/Yaeni Kim, +1 646 654 4931/5391

Media Relations: Anne Taylor Adams, +1 646 654 5759

NIELSEN REPORTS 2nd QUARTER 2016 RESULTS

New York, USA – July 26, 2016 – Nielsen Holdings plc (NYSE: NLSN) today announced second quarter 2016 results.  Revenues were $1,596 million for the second quarter of 2016, up 2.4%, or 4.5% on a constant currency basis, compared to the second quarter of 2015, due to the solid performance of both its Buy and Watch businesses.

“Once again, in the quarter we saw solid revenue growth, strong margin expansion and earnings growth driven by our scalable, consistent business model, investments, and a continuous focus on productivity.  In the Watch segment, client adoption of our Total Audience Measurement system continues to gain momentum.  The syndication of Digital Content Ratings for participating clients in May was a key milestone, and we remain on track for the syndication of Total Content Ratings for participating clients in the third quarter. We made important progress with key industry stakeholders toward the adoption of a new currency,” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “In the Buy segment, our growth in emerging markets continues to be robust, fueled by our ongoing focus on both local and multinational clients, as well as strengthening our portfolio through innovation.  Globally, we are focused on Total Consumer Measurement, providing both manufacturer and retail clients with the complete view of the consumer, whether in-store, out-of-home or online.  These efforts help clients both measure performance and drive improved outcomes.”

Net income for the second quarter of 2016 decreased 1.7% to $114 million, largely due to the impact of foreign exchange, but increased 3.6% on a constant currency basis, compared to the second quarter of 2015, driven by strong revenue growth and the operating leverage of the business. Net income for the second quarter included restructuring charges of $34 million primarily related to the company’s market realignment in the Buy segment. Net income per share on a diluted basis of $0.31 was flat with the second quarter of 2015.

Adjusted Net Income for the second quarter of 2016 of $257 million increased 4.5%, or 6.6% on a constant currency basis, compared to the second quarter of 2015. Adjusted Net Income per share on a diluted basis grew 7.6%, or 9.2% on a constant currency basis, to $0.71 for the second quarter of 2016 compared to $0.66 in the second quarter of 2015.

Adjusted EBITDA for the second quarter of 2016 increased 4.7% to $490 million, or 6.5% on a constant currency basis, compared to the second quarter of 2015. Adjusted EBITDA margins grew 68 basis points, or 60 basis points on a constant currency basis, to 30.7%, due to the benefit of our ongoing productivity initiatives and the operating leverage of the business. Buy Adjusted EBITDA margins increased 47 basis points or 57 basis points on a constant currency basis, to 19.5%. Watch Adjusted EBITDA margins grew 21 basis points or 24 basis points on a constant currency basis, to 44.6%.

Revenues within the Buy segment for the second quarter were flat at $852 million due to the impact of foreign exchange, but increased 3.3% on a constant currency basis. Buy revenues in developed markets were flat due to the impact of foreign exchange but increased 0.9% on a constant currency basis due to modest strength in core measurement, which was partially offset by softer discretionary spend. Buy emerging markets revenues were flat due to the impact of foreign exchange but increased 8.9% on a constant currency basis as Nielsen’s unparalleled global footprint remains a core competitive advantage for both local and multinational clients.

Revenues within the Watch segment for the second quarter of 2016 increased 5.2%, or 5.8% on a constant currency basis, to $744 million. Audience Measurement of Video and Text revenues increased 7.2%, or 7.9% on a constant currency basis, due to the continued client adoption of the company’s Total Audience Measurement framework and ongoing investments. Audio revenues grew 1.7% on a reported and constant currency basis.  Marketing Effectiveness had another strong quarter, growing revenues by 13.5%, or 15.1% on a constant currency basis, due to our continued investments in our product portfolio and clients’ growing demand for our marketing ROI and precision targeting tools. Other Watch revenues decreased 14.8% on a reported and constant currency basis, due to the sale of the National Research Group, Inc., which was completed in the fourth quarter of 2015. Excluding Other Watch, our Watch segment grew 6.9%, or 7.6% on a constant currency basis, for the quarter.

Financial Position

As of June 30, 2016, Nielsen’s cash and cash equivalents balances were $346 million and gross debt was $8,008 million. Net debt (gross debt less cash and cash equivalents) was $7,662 million and our net debt leverage ratio was 4.03x at the end of the quarter. Net capital expenditures were $112 million for the second quarter of 2016 as compared to $97 million in the second quarter of 2015.

Cash flow from operations decreased to $210 million for the second quarter of 2016 from $253 million in the second quarter of 2015. Free cash flow for the second quarter of 2016 decreased to $98 million from $156 million in the second quarter of 2015, driven by working capital timing and the accelerated investments in our growth initiatives.

Capital Allocation

The company repurchased $221 million of shares of its common stock during the second quarter of 2016.  The company has a total of $551 million remaining for repurchase under the existing share repurchase program, which it anticipates largely utilizing by the end of 2017.

Conference Call and Webcast

Nielsen will hold a conference call to discuss its second quarter 2016 results at 8:00 a.m. U.S. Eastern Time (ET) on July 26, 2016. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “43205483.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘anticipates’, ‘should’, ‘goal’, ‘look’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including the company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen

Results of Operations—(Three Months and Six Ended June 30, 2016 and 2015)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2016	2015	2016	2015
Revenues	$1,596	$1,559	$3,083	$3,017
Cost of revenues	654	648	1,295	1,270
Selling, general and administrative expenses	474	465	939	946
Depreciation and amortization	152	146	299	288
Restructuring charges	34	14	44	28
Operating income	282	286	506	485
Interest income	1	1	2	2
Interest expense	(83)	(79)	(162)	(152)
Foreign currency exchange transaction losses, net	(4)	(6)	(5)	(32)
Income from continuing operations before income taxes	196	202	341	303
Provision for income taxes	(82)	(86)	(126)	(124)
Net income	114	116	215	179
Net income attributable to noncontrolling interests	1	2	2	2
Net income attributable to Nielsen stockholders	$113	$114	$213	$177
Net income per share of common stock, basic
Income from continuing operations	$0.31	$0.31	$0.59	$0.48
Net income attributable to Nielsen stockholders	$0.31	$0.31	$0.59	$0.48
Net income per share of common stock, diluted
Income from continuing operations	$0.31	$0.31	$0.58	$0.47
Net income attributable to Nielsen stockholders	$0.31	$0.31	$0.58	$0.47
Weighted-average shares of common stock outstanding, basic	359,264,465	368,364,597	360,422,568	369,759,375
Dilutive shares of common stock	3,952,412	4,216,436	3,786,441	4,204,371
Weighted-average shares of common stock outstanding, diluted	363,216,877	372,581,033	364,209,009	373,963,746

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three  and six months ended June 30, 2016.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2016 Reported	Three Months Ended June 30, 2015 Reported	% Variance 2016 vs. 2015 Reported	Three Months Ended June 30, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Revenues by segment
Developed Markets	$582	$582	0.0%	$577	0.9%
Emerging Markets	270	270	0.0%	248	8.9%
Buy	$852	$852	0.0%	$825	3.3%

Audience Measurement (Video and Text)	$491	$458	7.2%	$455	7.9%
Audio	123	121	1.7%	121	1.7%
Marketing Effectiveness	84	74	13.5%	73	15.1%
Other Watch	46	54	(14.8)%	54	(14.8)%
Watch	$744	$707	5.2%	$703	5.8%
Total	$1,596	$1,559	2.4%	$1,528	4.5%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2016 Reported	Six Months Ended June 30, 2015 Reported	% Variance 2016 vs. 2015 Reported	Six Months Ended June 30, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Revenues by segment
Developed Markets	$1,132	$1,131	0.1%	$1,116	1.4%
Emerging Markets	513	519	(1.2)%	469	9.4%
Buy	$1,645	$1,650	(0.3)%	$1,585	3.8%

Audience Measurement (Video and Text)	$963	$903	6.6%	$894	7.7%
Audio	243	241	0.8%	240	1.3%
Marketing Effectiveness	151	126	19.8%	125	20.8%
Other Watch	81	97	(16.5)%	97	(16.5)%
Watch	$1,438	$1,367	5.2%	$1,356	6.0%
Total	$3,083	$3,017	2.2%	$2,941	4.8%

The below table presents a reconciliation from Adjusted EBITDA and Adjusted Net Income on a reported basis to a constant currency basis for the three and six months ended June 30, 2016.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2016 Reported	Three Months Ended June 30, 2015 Reported	% Variance 2016 vs. 2015 Reported	Three Months Ended June 30, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Net Income	$114	$116	(1.7)%	$110	3.6%

Adjusted EBITDA	$490	$468	4.7%	$460	6.5%

Adjusted Net Income	$257	$246	4.5%	$241	6.6%

Adjusted Net Income per Share (diluted)	$0.71	$0.66	7.6%	$0.65	9.2%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2016 Reported	Six Months Ended June 30, 2015 Reported	% Variance 2016 vs. 2015 Reported	Six Months Ended June 30, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency

Net Income	$215	$179	20.1%	$172	25.0%

Adjusted EBITDA	$892	$848	5.2%	$835	6.8%

Adjusted Net Income	$444	$419	6.0%	$412	7.8%

Adjusted Net Income per Share (diluted)	$1.22	$1.12	8.9%	$1.10	10.9%

Adjusted Net Income and Adjusted Net Income per Share

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, other non-operating items from our consolidated statements of operations, and certain other items considered unusual or non-recurring in nature reduced by cash paid for income taxes.

Depreciation and amortization associated with acquisition-related tangible and intangible assets: The Company excludes the impact of depreciation and amortization associated with acquired tangible and intangible assets, as these non-cash expenses are significantly impacted by the timing and/or size of acquisitions. The Company believes that the operating results after the adjustment of these items more closely correlate with the sustainability of the Company’s operating performance. Although the Company excludes depreciation and amortization of acquired tangible and intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such tangible and intangible assets contribute to revenue generation. Depreciation and amortization of these assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized or impaired. Any future acquisitions may result in the depreciation and amortization of additional tangible and intangible assets.

Restructuring charges: The Company excludes restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from its Adjusted Net Income to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value these assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

Other non-operating expenses, net: The Company has excluded foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments and early redemption payments made in connection with debt refinancing. The Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

Other items: To measure operating performance the Company has excluded certain expenses that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses and other transaction costs. The Company believes the exclusion of such amounts allows management and the users of the financial statements to better understand the financial results of the Company.

Income tax provision: The Company adjusts the income tax provision to reflect the cash taxes paid during the period. The Company believes that this adjustment is necessary as cash taxes more closely correlate with the sustainability of the Company’s operating performance. The principal difference between our cash taxes and our tax provision relate to the utilization of U.S. federal tax attributes, the book benefit of which were recorded when these attributes were recognized in our tax returns. Consistent with prior years where such benefit was not reflected in our Adjusted Net Income we do not reflect the utilization of these attributes as an expense within Adjusted Net Income.

As management believes the aforementioned items can distort trends associated with the Company’s historical and ongoing performance, the Company believes that the evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods.

The below table presents reconciliations from net income and net income per share of common stock on a diluted basis to Adjusted Net Income and Adjusted Net Income per share of common stock on a diluted basis for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30, 2016 (Unaudited)		Three Months Ended June 30, 2015 (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	Total amounts	Per share amounts / impact (on a diluted basis)	Total amounts	Per share amounts / impact (on a diluted basis)
Net income	$114	$0.31	$116	$0.31
Provision for income taxes	82	0.23	86	0.23
Other non-operating expense, net	4	0.01	6	0.02
Restructuring charges	34	0.09	14	0.04
Depreciation and amortization associated with acquisition-related tangible and intangible assets	53	0.15	51	0.14
Cash paid for income taxes	(39)	(0.11)	(36)	(0.10)
Other items(a)	9	0.03	9	0.02
Adjusted net income	$257	$0.71	$246	$0.66
Weighted-average shares of common stock outstanding, basic	359,264,465		368,364,597
Dilutive shares of common stock from stock compensation plans	3,952,412		4,216,436
Weighted-average shares of common stock outstanding, diluted.	363,216,877		372,581,033
(a)	For the three months ended June 30, 2016 and 2015, other items primarily consist of transaction related costs.

	Six Months Ended June 30, 2016 (Unaudited)		Six Months Ended June 30, 2015 (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	Total amounts	Per share amounts / impact (on a diluted basis)	Total amounts	Per share amounts / impact (on a diluted basis)
Net income	$215	$0.58	$179	$0.48
Provision for income taxes	126	0.35	124	0.33
Other non-operating expense, net	5	0.01	32	0.09
Restructuring charges	44	0.12	28	0.07
Depreciation and amortization associated with acquisition-related tangible and intangible assets	105	0.29	101	0.27
Cash paid for income taxes	(68)	(0.18)	(65)	(0.17)
Other items(a)	17	0.05	20	0.05
Adjusted net income	$444	$1.22	$419	$1.12
Weighted-average shares of common stock outstanding, basic	360,422,568		369,759,375
Dilutive shares of common stock from stock compensation plans	3,786,441		4,204,371
Weighted-average shares of common stock outstanding, diluted.	364,209,009		373,963,746

(a)	For the six months ended June 30, 2016 and 2015, other items primarily consist of transaction related costs

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. The adjustment to calculate Adjusted EBITDA are further described above in the Adjusted Net Income section. In addition, the Company excludes the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, the Company believes that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted. Finally, to the extent not already adjusted for, Adjusted EBITDA reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2016	2015	2016	2015
Net income	$114	$116	$215	$179
Interest expense, net	82	78	160	150
Provision for income taxes	82	86	126	124
Depreciation and amortization	152	146	299	288
EBITDA	430	426	800	741
Other non-operating expense, net	4	6	5	32
Restructuring charges	34	14	44	28
Stock-based compensation expense	13	13	26	27
Other items(a)	9	9	17	20
Adjusted EBITDA	$490	$468	$892	$848
(a)	For the three and six months ended June 30, 2016 and 2015, other items primarily consist of transaction-related costs

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2016	2015	2016	2015
Net cash provided by operating activities	$210	$253	$297	$354
Plus: Non-recurring contribution to the Nielsen Foundation	—	—	36	—
Less: Capital expenditures	(112)	(97)	(221)	(199)
Free cash flow	$98	$156	$112	$155

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of June 30, 2016 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of June 30, 2016	$8,008
Less: cash and cash equivalents as of June 30, 2016	(346)
Net debt as of June 30, 2016	$7,662

Adjusted EBITDA for the year ended December 31, 2015	$1,858
Less: Adjusted EBITDA for the six months ended June 30, 2015	$(848)
Add: Adjusted EBITDA for the six months ended June 30, 2016	$892
Adjusted EBITDA for the twelve months ended June 30, 2016	$1,902

Net debt leverage ratio as of June 30, 2016	4.03x